Exhibit 3.64
     THIS AMENDED AND RESTATED AGREEMENT OF GENERAL PARTNERSHIP is made on February 14, 2007, yet shall remain effective as of May 14, 2001
BETWEEN:
(1)	Cadbury Schweppes Americas Inc., a Delaware corporation (“Partner 1”); and

(2)	Cadbury Schweppes Americas Investments Inc., a Delaware corporation (“Partner 2”).
RECITAL
Partner 1 and Partner 2 desire to form the Partnership as a general partnership.
THE PARTIES AGREE AS FOLLOWS:
1.	GENERAL PROVISIONS
1.1.	Definitions

The following definitions shall for all purposes, unless otherwise clearly indicated, apply to the terms used in this Agreement:

“Act” shall have the meaning ascribed to it in Clause 1.2 below;

“Agreement” means this Agreement of General Partnership, including all amendments and modifications hereto and all schedules and exhibits to which reference is made herein;

“Partners” means Partner 1 and Partner 2 and any other Person admitted as a Partner pursuant to Clause 1.7, until such time as any of such Persons shall have withdrawn or been deemed to have withdrawn as a Partner in accordance with the terms hereof, and “Partner” means any of them;

“Percentage Interest” means with respect to each Partner, the percentage set forth opposite such Partner’s name in Schedule 1 hereto, as amended from time to time, representing that Partner’s proportionate share of the assets of the Partnership;

“Person” means an individual, partnership, corporation, limited liability company, trust or other entity of whatever nature.
1.2.	Formation of the Partnership

The Partners agree to and hereby form the Partnership as a general partnership, pursuant to Chapter 87 of the Nevada Revised Statutes, cited as the Nevada Uniform Partnership Act, and pursuant to NRS 87.025, expressly state that the Partnership volunteers to be governed by the provisions of NRS 87.010 to 87.430, inclusive (the “Act”), and this Agreement. Except as provided in this Agreement the rights, duties, liabilities and obligations of the Partners and the administration, dissolution, winding up and termination of the Partnership shall be governed by the Act.

1.3.	Name

The name of the Partnership shall be Cadbury Schweppes Holdings (U.S.). The name of the Partnership may be changed by the Partners.

1.4.	Principal Place-of Business

The principal place of business of the Partnership shall be located at 900 King Street Rye Brook, NY 10573.

1.5.	Term

The term of the Partnership shall commence on the date hereof and shall continue until the Partners agree to dissolve the Partnership or the Partnership is dissolved pursuant to the terms of the Act.

1.6.	Business of the Partnership
(a)	The Partners have organized the Partnership for the purposes of the carrying on of the business of making debt and/or equity investments and engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Partnership may do business.

(b)	The Partners may invest any funds which are held prior to investment or distribution, or held in any reserve established by the Partners, in such instruments or investments as the Partners may designate.

(c)	Subject to the terms of this Agreement, the Partners may enter into, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may be necessary or appropriate to carry out the foregoing purposes.
1.7.	Addition and Withdrawal

Except as provided in Clause 5 below:

(a)	No Person may be admitted as a Partner to the Partnership without the prior written consent of all of the Partners themselves; and

(b)	No Partner shall withdraw from the Partnership without the prior written consent of the other Partners then party to this Agreement.
2.	MANAGEMENT
2.1.	Management
(a)	Subject to the provisions of the Act and any limitations in this Agreement, the Partners have, acting together or separately, complete and exclusive power to direct and control the business and affairs of the Partnership.

(b)	The Partners hereby constitute a management committee of the Partnership (the “Management Committee”) consisting of two members (each, a “Designated Representative”), one designated by Partner 1 and the other designated by Partner 2. In addition, each of Partner 1 and Partner 2 may appoint a delegate to serve in case of such Designated Representative’s unavailability and one or more substitute delegates, each to serve in the case of such delegate’s or substitute delegate’s unavailability. Meetings of the Management Committee shall be called at the request of either Designated Representative (or its delegate or any of its substitute delegates, as applicable) upon two days’ prior written notice to the other Designated Representative (or its delegate or any of its substitute delegates, as applicable). The Management Committee may only act upon the affirmative vote of both Designated Representatives (or their respective delegates or substitute delegates, as applicable) or upon the unanimous written consent of both Designated Representatives (or their respective delegates or substitute delegates, as applicable).

The names of the Designated Representatives are set forth on Schedule 2.

(c)	Without the prior approval of the Management Committee, the Partnership shall not:
(i)	create, incur or be obligated in respect of any indebtedness for money borrowed;

(ii)	make any acquisition of, or material investment in, any person, firm or corporation;

(iii)	sell, lease, transfer or otherwise dispose of (by merger, consolidation or otherwise), other than in the ordinary course of business, any significant part of the Partnership’s operations, business, properties or assets;

(iv)	guarantee, assume or become contingently liable for, either directly or indirectly, any liability of others;

(v)	bid, make a proposal for or enter into any material contract, franchise or other arrangement that would constitute an obligation of the Partnership; or

(vi)	change the fiscal year of the Partnership.
Notwithstanding the foregoing, Partner 1 and Partner 2 may by resolution of both authorize any action by the Partnership without action or approval of the Management Committee.

(d)	The management of the Partnership, including executive and administrative responsibility for the management of the Partnership’s business, shall, to the extent authorized by the Management Committee, be vested in a Chief Executive Officer and such other officers as are designated by the Management Committee.
2.2.	Meetings

Meetings of the Partnership shall be held at least once annually. Meetings of the Partnership shall not take place unless both a representative of Partner 1 and a representative of Partner 2 is present unless written consent in lieu of such a meeting of Partners has been executed.

2.3.	Representatives

Any Designated Representative, delegate or substitute delegate appointed by a Partner, or any director of a Partner or any other person nominated at a board meeting of a Partner shall constitute a representative of that Partner for the purposes of Clause 2.2 above.
3.	CAPITAL CONTRIBUTIONS AND WITHDRAWALS
3.1.	Initial Contributions of Partners

Each Partner undertakes following the execution of this Agreement to make a capital contribution to the Partnership as set forth in Schedule 1 hereto.

3.2.	No Additional Compulsory Contributions

Additional capital contributions shall only be made by any or all of the Partners pursuant to a resolution of the Partners adopted by unanimous written approval of all Partners themselves.

3.3.	Interest

No interest shall be paid on or with respect to the capital account or capital contributions of any of the Partners.

3.4.	Loans from Partners

Loans by a Partner shall not be considered contributions to the capital of the Partnership except as herein provided.

3.5.	Priority

Neither Partner shall be entitled to priority over the other Partner with respect to a return of its capital contributions or distributions, except as herein provided.
4.	DISTRIBUTIONS; LIABILITIES AND LOSSES
4.1.	Distributions

The net profits of the Partnership shall be beneficially owned by the Partners in proportion to their Percentage Interests and for an accounting year shall be distributed to the Partners promptly in said proportions.

4.2.	Liabilities and Losses

The Partners shall bear all liabilities, and all losses and expenses properly incurred by the Partnership, in proportion to their Percentage Interests.
5.	ASSIGNMENT OF PARTNER INTEREST
5.1.	Assignment

Neither Partner shall, without the prior written consent of the other Partners themselves (which consent may be given or withheld in the sole discretion of the other Partner), sell, assign, pledge, encumber, or otherwise transfer all or any part of its interest in the assets of the Partnership to a new Partner or to an existing Partner. Any assignment permitted by or pursuant to this Agreement shall be by written instrument.
6.	DISSOLUTION OF THE PARTNERSHIP
6.1	Liquidation

Upon the occurrence of any Event of Dissolution as hereinafter defined, the Partners shall engage in no further business except as may be necessary to distribute the assets of the Partners and wind up the affairs of the Partnership: The Partners, acting jointly, shall appoint a liquidator (who may, but need not, be a Partner) who shall have sole authority and control over the winding up and liquidation of the Partners’ business and affairs and shall diligently pursue the winding up and liquidation of the Partnership. During the course of liquidation, there shall be no cash distributions to the Partners until the Distribution Date (as hereinafter defined).

6.2	Events of Dissolution

In addition to the causes of dissolution set forth in the Act, the Partners agreeing to dissolve the Partnership shall constitute an “Event of Dissolution” of the Partnership.

6.3	Winding Up

Liquidation shall continue until the Partnership’s affairs are in such condition that there can be a final accounting, showing that all fixed or liquidated obligations and liabilities of the Partners are: satisfied or can be adequately provided for under this Agreement. The assumption or guarantee in good faith by one or more financially responsible persons shall be deemed to be an adequate means of providing for such obligations and liabilities. In the course of such winding up, the assets of the Partnership shall be distributed in kind to the Partners unless the Partners agree that the assets shall be sold.

6.4	Liquidating Distributions

When the liquidator has determined that there can be a final accounting, the liquidator shall establish a date for the distribution of the proceeds of liquidation of the Partnership (the “Distribution Date”). The assets of the Partnership, to the extent they are sufficient, shall be distributed in the following order on the Distribution Date:
(a)	First to pay all expenses of liquidation and winding up;

(b)	Second, to pay all debts of the Partnership, other than debts owing to the Partners;

(c)	Third, to pay all debts owed to the Partners; and

(d)	Fourth, to distribute the balance (if any) to the Partners in proportion to their Percentage Interests.
6.5	No Deficit Restoration

Neither Partner shall be liable for the return of the capital contributions of the other Partner, or any portion thereof; nor shall any Partner be required to pay any deficit in its capital account upon dissolution of the Partnership.
7.	ACCOUNTING
7.1	Fiscal Year

The fiscal year of the Partnership for both financial and tax reporting purposes shall end on December 31 in each year. Complete books and records accurately reflecting the accounts, business and transactions shall be maintained and kept by the Partnership.
8.	MISCELLANEOUS
8.1.	Execution in Counterparts

This Agreement may be executed in two counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Valid execution shall be deemed to have occurred when a signature page is executed by the Partner in question.

8.2.	Notices

All notices, approvals, consents and other communications required or permitted to be given under this Agreement shall be in writing and shall be hand delivered (including by messenger or recognized commercial delivery or courier service), sent by facsimile transmission or sent by registered or certified mail, postage prepaid, addressed to the Partner intended at the address set forth below or at such other address as such Partner may designate by notice given to the other Partners in the manner aforesaid and shall be deemed given and received on the date it is delivered, in the case of delivery by hand or facsimile, or, in the case of delivery by mail, actual delivery as shown by the addressee’s return receipt. Rejection or other refusal to accept or inability to deliver because of a change of address of which no notice was given shall be deemed to be receipt of the notice.

Partner 1

Attention:	Secretary

Address:	Telestone 8- Teleport, Naritaweg 165
1043 BW Amsterdam, The Netherlands

Partner 2

Attention:	Secretary

Address:	Telestone 8- Teleport, Naritaweg 165
1043 BW Amsterdam, The Netherlands
8.3.	Governing Law

This Agreement and all matters in connection with the power, authority and rights of the Partners hereunder shall in all respects be governed by, interpreted and construed in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of laws.

8.4	Additional Instruments

This Agreement shall be binding upon the parties hereto and upon their successors or assigns and the parties hereto agree for themselves and their successors and assigns to execute any and all instruments in writing which are or may become necessary or proper to carry out the purpose and intent of this Agreement.

8.5	Severability

In the event any provisions of this Agreement shall be held to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of each such invalid, illegal or unenforceable provisions, there shall be added automatically as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provisions as may be valid, legal and enforceable

8.6	Waiver

No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the person or party against whom charged.

8.7	Entire Agreement

This instrument constitutes the entire agreement between the Partners with respect to the Partnership and supersedes all prior agreements, understandings, offers and negotiations oral or written between the parties.

8.8	Amendments to Agreement

No amendment may be made to this Agreement without the prior written consent of all Partners themselves.

IN WITNESS whereof this Agreement has been executed on the date first above written.

Signed by: James L. Baldwin
Duly authorized on behalf of
CADBURY SCHWEPPES AMERICAS INC.

Signed by: Lisa M. Longo
Duly authorized on behalf of
CADBURY SCHWEPPES AMERICAS INVESTMENTS INC.

SCHEDULE 1
Agreement of General
Partnership

	Percentage Interest	Capital Contribution
Partner	(at formation)	(at formation)
Partner 1	99.9	$999
Partner 2.1		$1

SCHEDULE 2
Designated Representatives
(at formation)

Partner	Designated Representative	Delegate (Substitute Delegate)
Partner 1	James L. Baldwin	Gilbert M. Cassagne

Partner 2	Lisa M. Longo	Gilbert M. Cassagne